Exhibit 99.1

Susquehanna Bancshares, Inc. Announces First Quarter Results

    LITITZ, Pa.--(BUSINESS WIRE)--April 25, 2006--Susquehanna
Bancshares, Inc., (Susquehanna) (Nasdaq:SUSQ) today announced net income for the first quarter of 2006 was $17.7 million, or $0.38 per diluted share, compared to $15.4 million, or $0.33 per diluted share, for the first quarter of 2005.

    First Quarter Financial Highlights:



    -- Net loans and leases, net of securitizations, grew 7% from March 31, 2005.

        -- Real estate construction loans increased 29% to $1,013 million at March 31, 2006.

        --  Commercial loans increased 7% to $858 million at March 31,
            2006.

    --  Total deposits grew 5% to $5.4 billion at March 31, 2006.
        Excluding sold branches, deposits grew 6% compared to the first quarter of 2005.

        --  Demand deposits grew 4% to $903 million at March 31, 2006.

    -- Net interest margin increased 5 basis points to 3.76% compared to 3.71% in the first quarter of 2005.

    -- Net charge-offs as a percentage of average loans and leases were 0.19% at March 31, 2006, compared to 0.29% at March 31, 2005. Non-performing assets as a percentage of loans, leases and other real estate owned remained at 0.42% for the same period.

    -- Wealth management fee income increased 4% to $7.4 million from $7.1 million in the first quarter of 2005. Commission income from property and casualty insurance sales increased 32% to $4.3 million from $3.3 million for the same period.


    Linked Quarter Highlights (First Quarter 2006 vs. Fourth Quarter
2005)



    -- Net loans and leases, net of securitizations, grew 3% from December 31, 2005.

        --  Real estate construction loans increased 8% from December
            31, 2005.

        --  Commercial loans grew 3% from December 31, 2005.

    --  Total deposits grew 1% from December 31, 2005.

    -- Net interest margin decreased 3 basis points to 3.76% from 3.79% in the fourth quarter of 2005.


    Return on average assets and average tangible equity* for the first quarter of 2006 finished at 0.96% and 13.83%, respectively. This compared to the first quarter of 2005 with 0.83% and 12.85%, for the same measurements, respectively. Efficiency ratio excluding Hann* for the first quarter of 2006 was 61.88% compared to 61.28% for the first quarter of 2005.
    *A non-GAAP-based financial measure. The most comparable GAAP-based measurement for return on average tangible equity is return on average equity. The most comparable GAAP-based measurement for efficiency ratio excluding auto leasing is efficiency ratio including auto leasing. A reconciliation of the differences between these non-GAAP-based and GAAP-based measurements can be found at the end of this release under the heading "Supplemental Reporting of Non-GAAP-Based Financial Measures."
    Equity capital was $785 million at March 31, 2006, or $16.72 per share, compared to $746 million at March 31, 2005, or $16.00 per share.

    Additional Activity:



    -- On April 21, Susquehanna completed its acquisition of Minotola National Bank, based in Vineland, N.J. Minotola's 14 branches in southern New Jersey became part of Susquehanna Patriot Bank, the Marlton, N.J.-based affiliate of Susquehanna Bancshares. With the merger, Susquehanna Patriot Bank includes 51 branches in New Jersey and eastern Pennsylvania. The acquisition significantly enhances Susquehanna's presence in the New Jersey market, increasing the bank's New Jersey deposits to approximately $1.2 billion.

    -- Mergent, Inc., a global provider of business and financial information, has selected Susquehanna as one of its Dividend Achievers(TM) for 2006. This is the seventh consecutive year Susquehanna has been on the list, which recognizes companies that have increased dividends to shareholders for 10 or more consecutive years. This year, just 3 percent of all U.S. publicly-listed companies met the criteria. Mergent's Dividend Achievers companies have been the basis for a number of investment products introduced in the past 18 months. The products include two PowerShares Exchange Traded Funds, four closed-end funds and one open-end fund sponsored by BlackRock.


    "Our first quarter results demonstrate that 2006 is off to a positive start," said Chairman, President and Chief Executive Officer William J. Reuter. "Our core bank numbers show strong increases in loans and our non-bank affiliates continue to deliver solid increases in non-interest income. Additionally, we are proud of our recent acquisition and are pleased to welcome Minotola customers into the Susquehanna family."
    Susquehanna will broadcast its first quarter results conference call over the Internet on April 26, 2006 at 11:00 a.m. Eastern time. The conference call will include management's discussion of first quarter results and may include forward-looking information such as matters affecting financial metrics guidance. Investors will have the opportunity to listen to the conference call through a live broadcast on Susquehanna's Web site, located at www.susquehanna.net. To listen to the live call, please go to the Investor Relations section of Susquehanna's Web site at least fifteen minutes prior to the broadcast to download and install any necessary audio software. For those who are unable to listen to the live broadcast, an archive will be available on the Web site shortly after the call concludes.

    Susquehanna is a financial services holding company, operating in multiple states, with assets of approximately $8 billion including the acquisition of Minotola National Bank. Headquartered in Lititz, PA, the company provides financial services through its subsidiaries at 167 branch locations in the mid-Atlantic region, which includes the new Minotola Region. In addition to three commercial banks, Susquehanna operates a trust and investment company, an asset management company, an insurance brokerage and employee benefits company, a commercial leasing company and a vehicle leasing company. Investor information may be requested on Susquehanna's Web site at www.susquehanna.net.

    This press release contains certain financial information determined by methods other than in accordance with GAAP. Susquehanna's management uses these non-GAAP-based measures in its analysis of the Company's performance. These non-GAAP-based financial measures require management to make judgments about the exclusion of certain items, and if different judgments were made, the amounts reported would be different. These measures typically exclude the effects of intangibles and related amortization and include the tax benefit associated with revenue items that are tax-exempt. Disclosures regarding these non-GAAP-based financial measures are included in the accompanying financial information.
    The presentation of these non-GAAP-based financial measures is intended to supplement investors' understanding of Susquehanna's core business activities. These non-GAAP-based disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP-based performance measures which may be presented by other companies.
    This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on Susquehanna's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




SUMMARY FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

                                                  1Q06        1Q05
                                               ----------- -----------
Balance Sheet (EOP)
Investments                                    $1,211,028  $1,233,718
Loans and leases                                5,042,755   4,990,889
Allowance for loan & lease losses (ALLL)           53,999      53,127
Total assets                                    7,378,067   7,253,296
Deposits                                        5,355,616   5,106,065
Short-term borrowings                             193,825     398,521
FHLB borrowings                                   622,674     625,393
Long-term debt                                    172,647     173,196
Shareholders' equity                              784,613     746,089

Stated Book Value per Share                         16.72       16.00
Tangible Book Value per Share                       11.30       10.52

Average Balance Sheet
Investments                                     1,191,812   1,245,288
Loans and leases                                5,237,026   5,267,378
Total earning assets                            6,501,290   6,569,960
Total assets                                    7,443,309   7,486,675
Deposits                                        5,275,245   5,157,399
Short-term borrowings                             307,122     394,445
FHLB borrowings                                   692,962     807,935
Long-term debt                                    172,732     190,457
Shareholders' equity                              781,148     748,140

Income Statement
Net interest income                                59,737      59,412
Loan & lease loss provision                         2,675       2,750
Noninterest income                                 29,850      27,970
Noninterest expense                                60,957      62,080
Income before taxes                                25,955      22,552
Income taxes                                        8,254       7,149
Net income                                         17,701      15,403
Basic earnings per share                             0.38        0.33
Diluted earnings per share                           0.38        0.33
Cash dividends paid per share                        0.24        0.23

Asset Quality
Net charge-offs (NCO)                              $2,390      $3,716
Nonaccrual loans & leases                          16,355      19,085
Restructured loans                                  2,393           0
OREO                                                2,596       1,949
Total nonperforming assets (NPA)                   21,344      21,034
Loans & leases 90 days past due                     6,100      10,018


RATIO ANALYSIS                                    1Q06        1Q05
                                               ----------- -----------

Credit Quality
NCO / Average loans & leases                         0.19%       0.29%
NPA / Loans & leases & OREO                          0.42%       0.42%
ALLL / Nonperforming loans & leases                288.03%     278.37%
ALLL / Total loans & leases                          1.07%       1.06%

Capital Adequacy
Equity / Assets                                     10.63%      10.29%
Long-term debt / Equity                             22.00%      23.21%

Profitability
Return on average assets                             0.96%       0.83%
Return on average equity                             9.19%       8.35%
Return on average tangible equity (1)               13.83%      12.85%
Net interest margin                                  3.76%       3.71%
Efficiency ratio                                    67.67%      70.47%
Efficiency ratio excluding Hann (1)                 61.88%      61.28%

(1) Supplemental Reporting of Non-GAAP-Based Financial Measures

Return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable GAAP-based measure is return on average equity. We calculate return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from our calculation of return on average equity. Management uses the return on average tangible equity in order to review our core operating results. Management believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average equity to return on average tangible equity is set forth below.

Return on average equity (GAAP basis)                9.19%       8.35%
Effect of excluding average intangible assets
 and related amortization                            4.64%       4.50%
Return on average tangible equity                   13.83%      12.85%

Efficiency ratio excluding Hann is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable GAAP-based measure is the efficiency ratio. We measure our efficiency ratio by dividing noninterest expenses by the sum of net interest income, on a FTE basis, and noninterest income. The presentation of an efficiency ratio excluding Hann is computed as the efficiency ratio excluding the effect of our auto leasing subsidiary, Hann Financial. Management believes this to be a preferred measure because it excludes the volatility of vehicle residual values and vehicle delivery and preparation expense of Hann and provides better visibility into our core business activities. A reconciliation of efficiency ratio to efficiency ratio excluding Hann is set forth below.

Efficiency ratio (GAAP basis)                       67.67%      70.47%
Effect of excluding Hann                             5.79%       9.19%
Efficiency ratio excluding Hann                     61.88%      61.28%



  CONSOLIDATED BALANCE SHEETS


                                    March 31,   Dec. 31,    March 31,
                                      2006        2005        2005
                                   ----------- ----------- -----------
                                    (in thousands, except share data)
Assets
  Cash and due
   from banks                        $175,838    $196,557    $173,427
  Short-term investments:
    Restricted                         27,979      26,336      27,045
    Unrestricted                       64,517      69,948      32,166
                                   ----------- ----------- -----------
        Total short-term
         investments                   92,496      96,284      59,211
                                   ----------- ----------- -----------
  Securities available for sale     1,204,698   1,147,862   1,227,119
  Securities held to maturity
   (fair values approximate
   $6,330, $6,399, and $6,599)          6,330       6,399       6,599
  Loans and leases, net of
   unearned income                  5,042,755   5,218,659   4,990,889
    Less: Allowance for loan and
     lease losses                      53,999      53,714      53,127
                                   ----------- ----------- -----------
        Net loans and leases        4,988,756   5,164,945   4,937,762
                                   ----------- ----------- -----------
  Premises and equipment, net          88,862      88,058      87,729
  Foreclosed assets                     2,596       2,620       1,949
  Accrued income receivable            25,491      24,223      22,799
  Bank-owned life insurance           259,326     257,289     251,907
  Goodwill                            242,976     242,718     242,533
  Intangible assets with finite
   lives                               11,135      11,574      12,922
  Investment in and receivables
   from unconsolidated entities       153,546     104,069     112,205
  Other assets                        126,017     123,409     117,134
                                   ----------- ----------- -----------
                                   $7,378,067  $7,466,007  $7,253,296
                                   =========== =========== ===========

Liabilities and Shareholders'
 Equity
  Deposits:
    Demand                           $902,816    $918,854    $870,302
    Interest-bearing demand         1,755,688   1,774,759   1,680,066
    Savings                           449,310     458,906     565,449
    Time                            1,473,661   1,381,959   1,350,168
    Time of $100  or more             774,141     774,709     640,080
                                   ----------- ----------- -----------
        Total deposits              5,355,616   5,309,187   5,106,065
  Short-term borrowings               193,825     307,523     398,521
  FHLB borrowings                     622,674     668,666     625,393
  Long-term debt                      150,000     150,000     150,000
  Junior subordinated debentures       22,647      22,777      23,196
  Accrued interest, taxes, and
   expenses payable                    56,033      49,836      52,483
  Deferred taxes                      129,123     131,789     105,925
  Other liabilities                    63,536      45,759      45,624
                                   ----------- ----------- -----------
        Total liabilities           6,593,454   6,685,537   6,507,207
                                   ----------- ----------- -----------

  Shareholders' equity:
     Common stock, $2.00 par
      value, 100,000,000 shares
      authorized; Issued:
      46,927,699 at March 31,
      2006; 46,853,193 at December
      31, 2005; and 46,623,122 at
      March 31, 2005                   93,855      93,706      93,246
     Additional paid-in capital       232,401     231,085     226,863
     Unearned restricted stock           (186)          0           0
     Retained earnings                477,740     471,290     439,844
     Accumulated other
      comprehensive loss, net of
      taxes of $(10,361);
      $(8,406); and $(7,465)          (19,197)    (15,611)    (13,864)
        Total shareholders' equity    784,613     780,470     746,089
                                   ----------- ----------- -----------
                                   $7,378,067  $7,466,007  $7,253,296
                                   =========== =========== ===========



CONSOLIDATED STATEMENTS OF INCOME


                                                  Three Months Ended
                                                      March 31,
----------------------------------------------  ----------------------
(In thousands, except per share data)             2006        2005
----------------------------------------------  ----------  ----------
Interest Income:
   Loans and leases, including fees               $91,364     $79,855
   Securities:
Taxable                                            10,847      10,630
Tax-exempt                                            176         481
Dividends                                             837         632
   Short-term investments                             738         304
                                                ----------  ----------
Total interest income                             103,962      91,902
                                                ----------  ----------

Interest Expense:
   Deposits:
      Interest-bearing demand                      10,617       5,442
      Savings                                         622         603
Time                                               20,341      14,153
   Short-term borrowings                            2,718       1,917
   FHLB borrowings                                  7,453       7,496
   Long-term debt                                   2,474       2,879
                                                ----------  ----------
Total interest expense                             44,225      32,490
                                                ----------  ----------
Net interest income                                59,737      59,412
Provision for loan and lease losses                 2,675       2,750
                                                ----------  ----------
Net interest income, after provision for loan
 and lease losses                                  57,062      56,662
                                                ----------  ----------

Noninterest Income:
   Service charges on deposit accounts              5,055       4,963
   Vehicle origination, servicing, and
    securitization fees                             4,005       3,202
   Asset management fees                            4,768       4,384
   Income from fiduciary-related activities         1,494       1,481
   Commissions on brokerage, life insurance
    and annuity sales                               1,100       1,218
   Commissions on property and casualty
    insurance sales                                 4,348       3,296
   Income from bank-owned life insurance            2,168       2,272
   Net gain on sale of loans and leases             3,292       3,698
   Net (loss) gain on securities                      (64)        121
   Other                                            3,684       3,335
                                                ----------  ----------
      Total noninterest income                     29,850      27,970
                                                ----------  ----------

Noninterest Expenses:
   Salaries and employee benefits                  29,974      29,282
   Occupancy                                        5,149       5,039
   Furniture and equipment                          2,485       2,348
   Amortization of intangible assets                  425         364
   Vehicle residual value                             902       2,804
   Vehicle delivery and preparation                 2,489       3,436
   Other                                           19,533      18,807
                                                ----------  ----------
      Total noninterest expenses                   60,957      62,080
                                                ----------  ----------
Income before income taxes                         25,955      22,552
Provision for income taxes                          8,254       7,149
                                                ----------  ----------
Net Income                                        $17,701     $15,403
                                                ==========  ==========

Earnings per share:
      Basic                                         $0.38       $0.33
      Diluted                                       $0.38       $0.33
Cash dividends                                      $0.24       $0.23
Average shares outstanding:
      Basic                                        46,874      46,609
      Diluted                                      47,029      46,825



DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY


Interest rates and interest differential-taxable equivalent basis

                          For the                    For the
                 Three Month Period Ended    Three Month Period Ended
                      March 31, 2006              March 31, 2005
                --------------------------- --------------------------

(Dollars in       Average             Rate    Average            Rate
 thousands)       Balance   Interest   (%)    Balance   Interest  (%)
--------------- --------------------------- --------------------------
Assets
Short-term
 investments       $72,452      $738  4.13     $57,294     $304  2.15
Investment
 securities:
  Taxable        1,174,068    11,685  4.04   1,203,399   11,262  3.80
  Tax-
   advantaged       17,744       269  6.15      41,889      740  7.16
                ----------- ---------       ----------- --------

 Total
  investment
  securities     1,191,812    11,954  4.07   1,245,288   12,002  3.91
                ----------- ---------       ----------- --------
Loans and
 leases, (net):
  Taxable        5,168,004    90,616  7.11   5,182,080   79,008  6.18
  Tax-
   advantaged       69,022     1,151  6.76      85,298    1,303  6.20
                ----------- ---------       ----------- --------

 Total loans
  and leases     5,237,026    91,767  7.11   5,267,378   80,311  6.18
                ----------- ---------       ----------- --------

Total interest-
 earning assets  6,501,290  $104,459  6.52   6,569,960  $92,617  5.72
                            ---------                   --------
Allowance for
 loan and lease
 losses            (54,388)                    (53,841)
Other non-
 earning assets    996,407                     970,556
                -----------                 -----------

   Total assets $7,443,309                  $7,486,675
                ===========                 ===========

Liabilities
Deposits:
  Interest-
   bearing
   demand       $1,745,682   $10,617  2.47  $1,738,757   $5,442  1.27
  Savings          450,149       622  0.56     562,487      603  0.43
  Time           2,209,693    20,341  3.73   1,986,594   14,153  2.89
Short-term
 borrowings        307,122     2,718  3.59     394,445    1,917  1.97
FHLB borrowings    692,962     7,453  4.36     807,935    7,496  3.76
Long-term debt     172,732     2,474  5.81     190,457    2,879  6.13
                ----------- ---------       ----------- --------

Total interest-
 bearing
 liabilities     5,578,340   $44,225  3.22   5,680,675  $32,490  2.32
                            ---------                   --------
Demand deposits    869,721                     869,561
Other
 liabilities       214,100                     188,299
                -----------                 -----------

   Total
    liabilities  6,662,161                   6,738,535

Equity             781,148                     748,140
                -----------                 -----------

Total
 liabilities &
 shareholders'
 equity         $7,443,309                  $7,486,675
                ===========                 ===========

Net interest
 income / yield
 on average
 earning assets              $60,234  3.76              $60,127  3.71
                            =========                   ========

1. Average loan balances include non accrual loans.
2. Tax-exempt income has been adjusted to a tax-equivalent basis using a marginal tax rate of 35%.
3. For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.



LOANS AND LEASES

Loans and leases, net of unearned income, were as follows:

                                  March 31,  December 31,   March 31,
                                    2006         2005         2005
                                ------------ ------------ ------------
                                            (in thousands)
Commercial, financial, and
 agricultural                      $857,788     $832,695     $802,525
Real estate - construction        1,013,137      934,601      784,320
Real estate
 secured - residential            1,346,389    1,355,513    1,602,225
Real estate
 secured - commercial             1,276,681    1,257,860    1,249,933
Consumer                            315,751      319,925      338,922
Leases                              233,009      518,065      212,964
                                ------------ ------------ ------------
  Total loans and leases         $5,042,755   $5,218,659   $4,990,889
                                ============ ============ ============

    CONTACT: Susquehanna Bancshares, Inc., Lititz
             Abram G. Koser, 717-625-6305
             ir@susquehanna.net